EXHIBIT 99.1

Onto Innovation Reports

2022 First Quarter Results

Record quarterly revenue of $241 million exceeds guidance, resulting in 43% year-over-year growth

Record quarterly net income of $53 million increased 121% over the same period last year

Wilmington, Mass., May 3, 2022 – Onto Innovation Inc. (NYSE: ONTO) (“Onto Innovation,” “Onto,” or the “Company”) today announced financial results for the first quarter of 2022.

2022 First Quarter Financial Highlights

•	Record quarterly revenue of $241 million grew 43% year-over-year.
•	Quarterly gross profit margin of 54% increased from 53% in the same period last year.
•	First quarter operating margin improved to 24% GAAP and 31% non-GAAP, an increase of 50% and 24%, respectively compared to the same period last year.
•	Quarterly diluted earnings per share of $1.07 increased 118% year-over-year and non-GAAP diluted earnings per share of $1.31 increased 79% year-over-year.
•	Record cash balance totaled $542 million, or $10.96 per share.

2022 First Quarter Business Highlights

•	Advanced Nodes revenue of $100 million grew 42% year-over-year.
•	Specialty and Advanced Packaging revenue of $100 million grew 58% over the same period last year.
•	Software and Services revenue of $41 million grew 17% year-over-year.

Onto Innovation Inc.
Key Quarterly Financial Data

(In thousands, except per share amounts)

GAAP
	April 2, 2022	January 1, 2022	March 27, 2021
Revenue	$241,350	$225,644	$169,279
Gross profit margin	54%	55%	53%
Operating income	$58,744	$49,855	$27,485
Net income	$53,330	$46,737	$24,113
Net income per diluted share	$1.07	$0.94	$0.49

NON-GAAP
	April 2, 2022	January 1, 2022	March 27, 2021
Revenue	$241,350	$225,644	$169,279
Gross profit margin	54%	55%	54%
Operating income	$74,264	$69,036	$41,874
Net income	$65,628	$61,218	$36,339
Net income per diluted share	$1.31	$1.23	$0.73

Michael Plisinski, chief executive officer for Onto Innovation, commented, “The strong start to the year reflects the continued robust demand for semiconductor manufacturing equipment across all of our served markets.  However, the higher demand for equipment is also creating an environment of ongoing supply chain shortages and challenges impacting the industry to varying degrees. I am proud of how the Onto Innovation team and our supplier partners worked together to mitigate many of these issues and exceeded our expectations for shipments of our core products in the first quarter.”

“While we have growing demand and orders for our products, which remain very solid across our served markets over the next several quarters, we expect supply chain cost and delivery issues to continue to be factors through the end of the year.”

First Quarter 2022 GAAP Financial Results

•	First quarter revenue totaled $241.4 million, an increase of 43% compared to $169.3 million in the 2021 first quarter and an increase of 7% when compared to $225.6 million in the 2021 fourth quarter.
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Gross profit margin was 54.3% of revenue compared to 53.4% in the first quarter of 2021 and 54.9% in the previous quarter. The sequential quarterly decrease was primarily due to increasing freight costs.

•

Operating expenses for the first quarter of 2022 totaled $72.3 million, a decrease of 2% compared to $73.9 million in the fourth quarter of 2021. The quarter-over-quarter decrease in operating expenses was mainly due to lower merger and acquisition costs.

•	GAAP net income for the first quarter of 2022 exceeded guidance at $53.3 million, or $1.07 per diluted share, compared to $46.7 million, or $0.94 per diluted share, for the 2021 fourth quarter.

First Quarter 2022 Non-GAAP Financial Results

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First quarter 2022 non-GAAP net income was $65.6 million, or $1.31 per diluted share, and was above the high end of previous guidance, compared to non-GAAP net income of $61.2 million, or $1.23 per diluted share, in the fourth quarter of 2021. Non-GAAP results exclude merger-related and litigation expenses, restructuring costs and the amortization of intangible assets as detailed in the accompanying tables.

Balance Sheet

•	As of April 2, 2022, cash and marketable securities increased $30.6 million from the fourth quarter and ended the quarter at $541.9 million.
•	Working capital increased $54.0 million from the 2021 fourth quarter and ended the quarter at $847.6 million.
•	Accounts receivable totaled $206.7 million as of the end of the first quarter and inventory ended the quarter at $263.0 million.

Outlook

Management provided an outlook for the second quarter, the fiscal period ending July 2, 2022, that excludes revenue from the Company’s new lithography systems, awaiting customer acceptance. Based on current estimates, management expects:

•	$234 to $248 million in revenue.
•	$0.90 to $1.09 in diluted GAAP EPS.
•	$1.16 to $1.35 in diluted non-GAAP EPS.

The guidance assumes that well-publicized supply chain issues will not materially impact our suppliers’ remaining scheduled deliveries in the second quarter.

Webcast & Conference Call Details

Onto Innovation will host a conference call at 4:30 p.m. Eastern Time today, May 3, 2022, to discuss its first quarter 2022 financial results in greater detail. To participate in the call, please dial (888) 204-4368 or international: +1 (929) 477-0402 and reference conference ID 9289193 at least five (5) minutes prior to the scheduled start time. A live webcast will also be available at www.ontoinnovation.com.

To listen to the live webcast, please go to the website at least fifteen (15) minutes early to register, download and install any necessary audio software. There will be a replay of the conference call available from 7:30 p.m. ET on May 3 until 7:30 p.m. ET on May 10, 2022. To access the replay, please dial (888) 203-1112 and reference conference ID 9289193 at any time during that period. A replay will also be available at www.ontoinnovation.com.

Discussion of Non-GAAP Financial Measures

The Company has provided in this release non-GAAP financial measures, including non-GAAP net income and non-GAAP EPS, which exclude amortization of acquisition-related intangible assets, certain acquisition-related expenses and benefits, litigation expenses and restructuring costs. Non-GAAP net income and non-GAAP EPS can also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize several different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. More specifically, management adjusts for the excluded items for the following reasons:

Amortization of purchased intangible assets: we do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to the purchased intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of purchased intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Merger or acquisition related expenses and benefits: we incur expenses or benefits with respect to certain items associated with our mergers and acquisitions, such as transaction and integration costs, change in control payments, adjustments to the fair value of assets, etc. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business.

Restructuring charges: we incur restructuring and impairment charges on individual or groups of employed assets, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

Significant litigation charges or benefits and legal costs: we may incur charges or benefits as well as legal costs in connection with litigation and other contingencies unrelated to our core operations. We exclude these charges or benefits, when significant, as well as legal costs associated with significant legal matters, because we do not believe they are reflective of on-going business and operating results.

Income tax expense: we estimate the tax effect of the items identified to determine a non-GAAP annual effective tax rate applied to the pretax amount in order to calculate the non-GAAP provision for income taxes. We also adjust for items for which the nature and/or tax jurisdiction requires the application of a specific tax rate or treatment.

From time to time in the future, there may be other items excluded if we believe that doing so is consistent with the goal of providing useful information to investors and management.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact on our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) which include Onto Innovation’s business momentum and future growth; the benefit to customers of Onto Innovation’s products and customer service; Onto Innovation’s ability to both deliver products and services consistent with our customers’ demands and expectations and strengthen its market position; Onto Innovation’s expectations regarding the semiconductor market outlook; Onto Innovation’s second quarter 2022 financial outlook; as well as other matters that are not purely historical data. Onto Innovation wishes to take advantage of the “safe harbor” provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Onto Innovation’s control. Such factors include, but are not limited to, the length, severity and potential business impact of the COVID-19 pandemic, the Company’s ability to leverage its resources to improve its position in its core markets; its ability to weather difficult economic environments; its ability to open new market opportunities and target high-margin markets; the strength/weakness of the back-end and/or front-end semiconductor market segments; fluctuations in customer capital spending and any potential impact as a result of the novel coronavirus situation; the Company’s ability to effectively manage its supply chain and adequately source components from suppliers to meet customer demand; its ability to adequately protect its intellectual property rights and maintain data security; its ability to effectively maneuver global trade issues and changes in trade and export license policies; the Company’s ability to maintain relationships with its customers and manage appropriate levels of inventory to meet customer demands; and the Company’s ability to successfully integrate acquired businesses and technologies. Additional information and considerations regarding the risks faced by Onto Innovation are available in Onto Innovation’s Form 10-K report for the year ended January 1, 2022 and other filings with the Securities and Exchange Commission. As the forward-looking statements are based on Onto Innovation’s current expectations, the Company cannot guarantee any related future results, levels of activity, performance or achievements. Onto Innovation does not assume any obligation to update the forward-looking information contained in this press release.

About Onto Innovation

Onto Innovation is a leader in process control, combining global scale with an expanded portfolio of leading-edge technologies that include: Un-patterned wafer quality; 3D metrology spanning chip features from nanometer scale transistors to large die interconnects; macro defect inspection of wafers and packages; elemental layer composition; overlay metrology; factory analytics; and lithography for advanced semiconductor packaging. Our breadth of offerings across the entire semiconductor value chain helps our customers solve their most difficult yield, device performance, quality, and reliability issues. Onto Innovation strives to optimize customers’ critical path of progress by making them smarter, faster and more efficient. Headquartered in Wilmington, Massachusetts, Onto Innovation supports customers with a worldwide sales and service organization. Additional information can be found at www.ontoinnovation.com.

Source: Onto Innovation Inc.

ONTO-I

For more information, please contact:

Michael Sheaffer

+1.978.253.6273

Mike.Sheaffer@OntoInnovation.com

(Financial tables follow)

ONTO INNOVATION INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands) - (Unaudited)

	April 2, 2022	January 1, 2022

ASSETS
Current assets
Cash, cash equivalents and marketable securities	$541,911	$511,343
Accounts receivable, net	206,695	177,205
Inventories	263,008	243,108
Prepaid and other assets	20,628	16,433
Total current assets	1,032,242	948,089
Net property, plant and equipment	81,689	82,094
Intangibles, net	579,323	593,092
Other assets	29,153	26,538
Total assets	$1,722,407	$1,649,813

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$108,498	$96,387
Other current liabilities	76,181	58,139
Total current liabilities	184,679	154,526
Other non-current liabilities	65,407	69,232
Total liabilities	250,086	223,758
Stockholders’ equity	1,472,321	1,426,055
Total liabilities and stockholders’ equity	$1,722,407	$1,649,813

ONTO INNOVATION INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts) - (Unaudited)

	Three Months Ended
	April 2,	January 1,	March 27,
	2022	2022	2021
Revenue	$241,350	$225,644	$169,279
Cost of revenue	110,327	101,841	78,810
Gross profit	131,023	123,803	90,469
Operating expenses:
Research and development	26,341	24,836	21,964
Sales and marketing	15,632	15,822	13,104
General and administrative	16,487	19,598	15,559
Amortization	13,819	13,692	12,357
Total operating expenses	72,279	73,948	62,984
Operating income	58,744	49,855	27,485
Interest income, net	377	264	361
Other expense, net	(204)	(64)	(1,244)
Income before income taxes	58,917	50,055	26,602
Provision for income taxes	5,587	3,318	2,489
Net income	$53,330	$46,737	$24,113
Earnings per share:
Basic	$1.08	$0.95	$0.49
Diluted	$1.07	$0.94	$0.49
Weighted average shares outstanding:
Basic	49,437	49,386	49,000
Diluted	49,915	49,847	49,572

ONTO INNOVATION INC.

NON-GAAP FINANCIAL SUMMARY

(In thousands, except percentage and per share amounts) - (Unaudited)

	Three Months Ended
	April 2, 2022	January 1, 2022	March 27, 2021
Revenue	$241,350	$225,644	$169,279
Gross profit	$131,018	$123,963	$91,029
Gross margin as percentage of revenue	54%	55%	54%
Operating expenses	$56,754	$54,927	$49,155
Operating income	$74,264	$69,036	$41,874
Operating margin as a percentage of revenue	31%	31%	25%
Net income	$65,628	$61,218	$36,339
Net income per diluted share	$1.31	$1.23	$0.73

RECONCILIATION OF GAAP GROSS PROFIT,

OPERATING EXPENSES AND OPERATING INCOME TO NON-GAAP

GROSS PROFIT, OPERATING EXPENSES AND OPERATING INCOME

(In thousands, except percentages) - (Unaudited)

	Three Months Ended
	April 2, 2022	January 1, 2022	March 27, 2021
U.S. GAAP gross profit	$131,023	$123,803	$90,469
Pre-tax non-GAAP items:
Merger and acquisition related expenses	(5)	160	254
Restructuring expenses	—	—	306
Non-GAAP gross profit	$131,018	$123,963	$91,029
U.S. GAAP gross margin as a percentage of revenue	54%	55%	53%
Non-GAAP gross margin as a percentage of revenue	54%	55%	54%
U.S. GAAP operating expenses	$72,279	$73,948	$62,984
Pre-tax non-GAAP items:
Merger and acquisition related expenses	657	4,624	969
Litigation expenses	1,049	705	503
Amortization of intangibles	13,819	13,692	12,357
Non-GAAP operating expenses	56,754	54,927	49,155
Non-GAAP operating income	$74,264	$69,036	$41,874
GAAP operating margin as a percentage of revenue	24%	22%	16%
Non-GAAP operating margin as a percentage of revenue	31%	31%	25%

ONTO INNOVATION INC.

RECONCILIATION OF GAAP NET INCOME TO

NON-GAAP NET INCOME

(In thousands, except share and per share data) - (Unaudited)

	Three Months Ended
	April 2, 2022	January 1, 2022	March 27, 2021
U.S. GAAP net income	$53,330	$46,737	$24,113
Pre-tax non-GAAP items:
Merger and acquisition related expenses	652	4,784	1,223
Restructuring expenses	—	—	306
Litigation expenses	1,049	705	503
Amortization of intangibles	13,819	13,692	12,357
Net tax provision adjustments	(3,222)	(4,700)	(2,163)
Non-GAAP net income	$65,628	$61,218	$36,339
Non-GAAP net income per diluted share	$1.31	$1.23	$0.73

ONTO INNOVATION INC

SUPPLEMENTAL INFORMATION - RECONCILIATION OF SECOND QUARTER 2022

GAAP TO NON-GAAP GUIDANCE

	Low	High
Estimated GAAP net income per diluted share	$0.90	$1.09
Estimated non-GAAP items:
Amortization of intangibles	0.28	0.28
Litigation expenses	0.02	0.02
Net tax provision adjustments	(0.04)	(0.04)
Estimated non-GAAP net income per diluted share	$1.16	$1.35

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